SETTLEMENT AGREEMENT


      THIS SETTLEMENT AGREEMENT (hereinafter the "Agreement") is entered into as of this 09 day of May, 1997, by and between Paradigm Medical Industries, Inc., a Delaware corporation (the
"Company) and the Estate of H.L. Federman (the "Estate").

                          RECITALS

      WHEREAS, on November 25, 1996, the Company was served with a Summons and Complaint in an action styled Federman Associates and H.L. Federman v. Paradigm Medical Industries, Inc., No. 96 Civ. 8545, which was commenced in the United States District Court for the Southern District of New York against the Company by Federman Associates and H.L. Federman ("Federman");

      WHEREAS, the claims asserted in the Complaint are based upon a March 31, 1995 agreement between Federman Associates and the Company (the "March 31, 1995 Agreement") in which Federman Associates agreed to obtain $5,000,000 to $8,000,000 in capitalization for the Company prior to December 31, 1995 in exchange for the right to purchase a 5% equity position in the Company for $25,000 and the payment of $3,000 per month for a period of 36 months, as well as additional services Federman Associates alleges it performed for the Company;

      WHEREAS, the Company contends that Federman Associates did not obtain the required capitalization for the Company prior to December 31, 1995 nor was there any agreement for payment by the Company to Federman Associates or Federman for services Federman Associates and Federman contend they performed for the Company;

      WHEREAS, Federman passed away on November 28, 1996, and the Estate is to be substituted for Federman as a plaintiff party to the Action;

      WHEREAS, on January 29, 1997, the Company filed a Motion to
Transfer, or in the Alternative, to Dismiss for Improper Venue or Lack of Personal Jurisdiction, together with a supporting memorandum;

      WHEREAS, on April 4, 1997, Judge Barbara Jones of the United States District Court for the Southern District of New York granted the Company's motion to transfer the Action to the United States District Court for the District of Utah; and

      WHEREAS, the Company and the Estate desire to dismiss the Complaint with prejudice and settle all potential claims, disputes or actions, known or unknown, which the Estate or heirs of the Estate may have against the Company;

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                          AGREEMENT

      1. Payment. The Company agrees to pay the Estate One Thousand Five Hundred Dollars ($1,500) each month for 36 months and to pay Five Thousand Dollars ($5,000) as reimbursement for legal expenses. The one time payment of Five Thousand Dollars ($5,000) to the Estate for legal expenses shall be paid on May 16, 1997, or on the date of execution of this Agreement, whichever is later. The monthly payments to the Estate shall commence on May 16, 1997, or on the date of execution of this Agreement, whichever is later, and shall he payable at the first of each month thereafter for a total of 36 consecutive months. If the Company does not make a monthly payment within ten (10) days of the date the payment is due and payable hereunder, the Company shall be in default, and interest shall accrue on the unpaid amounts at the rate of ten percent (10%) per annum.

      2. Dismissal of Action. Contemporaneous with the execution of this Agreement, the Estate shall submit to the court a Stipulation and Order for Dismissal with Prejudice.

      3. Entire Agreement. This Agreement constitutes the entire agreement of the parties. No modification or amendment of this Agreement shall be of any force or effect unless in writing and executed by all of the parties to this Agreement. The provisions of this Agreement shall survive the closing of the settlement and this Agreement.

      4. No Assignment of Rights. Federman Associates and the Estate represent, warrant and covenant that they have not assigned or transferred any of their rights to any claims, disputes, losses, demands, actions, causes of action, damages, compensation, costs, fees, expenses, contracts, covenants, obligations, debts and liabilities related to the Action and/or transactions between the Company and Federman or Federman Associates or both, and that they are lawfully entitled to make this settlement and receive the satisfaction described herein.

      5. Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to this Agreement and their respective legal representatives, successors and assigns as well as heirs of the Estate.

      6. Costs and Fees. Except as otherwise specified in this Agreement, each party agrees to bear its own costs, expenses and attorneys, fees incurred in connection with or relating to this Agreement. However, in the event any dispute or contest shall arise hereunder or any party shall breach or fail to perform or discharge any of its obligations hereunder, the party to this Agreement who shall prevail in litigation concerning any such dispute, contest or failure to perform or discharge, shall be entitled to an award against the losing party of reasonable attorney's fees and other costs incurred by said prevailing party.

      7. Release of All Claims. The Estate hereby fully releases the Company and its officers, directors, employees, attorneys and agents of each, every and all claims of every kind and nature which the Estate and heirs of the Estate ever had or now have, or may have, and which arose, accrued, or which may hereafter arise or accrue, including but not limited to those claims asserted in the Complaint. The Estate hereby represents, warrants and agrees that no claim, right, cause of action or demand is reserved and that this Agreement waives and releases the Company and its officers, directors, employees, attorneys and agents of and from any and all claims, damages, demands, costs, expenses and causes of action, compensation of every kind and nature, to which the Estate and heirs of the Estate may be entitled or which the Estate and heirs of the Estate may have in the future as a result of any events which have occurred, including but not limited to those claims and causes of action asserted in the Complaint.

      8. Indemnification of Claims. The Estate hereby agrees to indemnify and hold the Company and its officers and directors harmless from and against any and all claims, demands, rights, causes of action, and other liabilities and obligations of every kind and nature which Federman Associates and Federman ever had or now have, or may have, and which arose, accrued, or which may hereafter arise or accrue, including but not limited to those claims and causes of action asserted in the Complaint.

      9. Binding Effect. This Agreement is binding on each of the undersigned parties, including its respective successors, representatives, affiliates, agents and assigns, as well as the heirs of the Estate.

      10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, nor the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      11. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement, and when taken together this Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered by facsimile to the other parties hereto.

      12. Governing Law. This Agreement, to the extent permitted by applicable law, shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts entered into and to be performed within said State.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                             PARADIGM MEDICAL INDUSTRIES, INC.


                             By: Thomas F. Motter
                             Its: CEO


                             ESTATE OF H.L. FEDERMAN


                             By: Ruth F. Silverstone
                             Its: Executor 5/09/97